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FIRST INDUSTRIAL REALTY TRUST, INC.

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LETTER TO STOCKHOLDERS FROM THE PRESIDENT AND CEO

Fellow Shareholders,

For First Industrial Realty Trust, 2012 was a year in which we wanted to “get after growth.” We were successful in many areas, while we would have liked to do better in others. Overall, I am pleased with the steps we are taking to move our Company forward. We achieved a total shareholder return of 37.6%, placing us in the Top 17% of all REITS in the MCSI REIT Index for the entire year and second among our industrial-only REIT peers.* Our stock price performance reflected our continued execution on driving cash flow and value by leasing our properties, enhancing our portfolio quality through new investments and disposition of assets that do not fit our portfolio objectives, and strengthening our balance sheet. Clearly all of our efforts were supported by the growth in the overall U.S. economy. My teammates around the country, however, are essential to — and deserve much credit for — our success, and I thank them for their contributions.

Driving Cash Flow and Value from Our Portfolio

Through the focus and efforts of our team on leasing, we achieved year-end occupancy of 89.9%, a 200 basis point increase from year-end 2011. The fourth quarter was especially strong as we grew occupancy 140 basis points with gains coming across the country. We also delivered industrial sector-leading same store net operating income growth that averaged 5.8% for the four quarters of 2012.

A major win for us was the long-term lease we signed at our First Inland Logistics Center, our 692,000 square foot distribution center in Southern California — which is our largest market based on percentage of rental income. Given that this was our first development project following the financial crisis (and speculative), we knew that all eyes were on this execution — especially ours. With limited competing supply of large-box facilities in that submarket and a site plan that offered the rare, in-demand feature of excess trailer parking, we leased the facility for more than 15 years with a growing specialty retailer with economics that exceeded our pro-forma. This win demonstrated the capabilities of our platform, and helped set the stage for more new investments that I will discuss shortly.

Industry fundamentals remain favorable on both the demand and supply sides of the equation. As the economy continues its slow and steady growth, businesses are seeking space to accommodate growing demand. New supply of industrial space remains quite limited compared to historical standards, and development is focused largely in markets where rents have recovered sufficiently to justify it — like Southern California’s Inland Empire and Los Angeles markets, as well as Houston, South Florida, Central Pennsylvania, and Indianapolis. There are certainly one-off projects in all markets, but rents still need to recover significantly to warrant speculative development in most regions. Given the short development time in our sector, it is our job to keep an eye on this new supply.

In light of this solid fundamental backdrop, tenants are now faced with fewer choices in the marketplace. As a result, concessions continue to subside and retention is trending positively for us and the sector on the whole. Tenant retention is especially important to improving cash flow, as downtime is avoided and leasing costs on renewals are significantly lower than those for new leasing. We continued to face rental rate declines on a cash basis on the whole for our portfolio in 2012, as we rolled down leases signed at the market’s prior peaks. We expect overall rental rate rolldowns again in 2013, but one further sign of the market’s improvement is that we expect rates on renewals to be flat to slightly positive.

Our leasing progress in 2012, along with supportive industry fundamentals, have us on the right path to achieving our year-end 2013 occupancy goal of 92% that we established at our Investor Day in November 2011. We have work to do to reach that goal and our team is focused on it. Beyond 2013, we believe we have the opportunity to drive more cash flow from our existing portfolio as we make further progress to a stabilized occupancy level in the mid-nineties.

Investing for Growth and Quality

One of our biggest disappointments during 2012 was our inability to find quality stabilized or value-add assets to acquire. A big reason for our light volume was asset pricing. For quality leased or partially-leased distribution assets in top locations, values continued to escalate. With additional capital funneling into the sector, this trend shows no sign of abating. While this makes acquisitions ever more challenging, the bright side is the implication for the value of our portfolio. We are going to keep competing, but we are also going to maintain our discipline in demanding appropriate returns and appropriate asset quality. We completed only one leased property acquisition during the year, buying our joint venture partner’s 85% interest in a 390,000 square-foot distribution center in York, PA with a total investment of $21.8 million including our original interest. This facility certainly met our quality and market criteria, but we would have liked to acquire more buildings like this one.

To grow our portfolio and deliver risk-adjusted returns superior to acquisitions, we are using our platform to develop in strategic submarkets. These submarkets enjoy current demand that exceeds supply for the types of buildings we are constructing and offer above-average prospects for long-term rental rate growth. We are investing in quality facilities with sought-after features like wide truck courts and ample trailer parking that will compete well across real estate cycles.

2012 saw us launch $115 million of new development investments which will serve the dual shareholder interests of providing solid risk-adjusted returns and improving the quality of our portfolio. These developments total 1.7 million square feet comprised of the 300,300 square-foot First Chino Logistics Center in the Inland Empire of Southern California, the 489,000 square-foot First Bandini Logistics Center at a strategic in-fill location in the Los Angeles market, the 708,000 square-foot First Logistics Center @ I-83 in the York submarket in Central Pennsylvania, and a 155,867 square-foot leased expansion in Minneapolis that we delivered prior to year-end.

We reported the good news in our fourth quarter earnings release that our First Chino Logistics Center has already been leased. Our tenant is slated to take occupancy in the middle of the second quarter, a year ahead of pro-forma with above pro-forma returns. We are making progress on the other two developments and, consistent with our track record, we are focused on getting them built on-time and on-budget — and leased!

Our strengthened balance sheet can support up to approximately $250 million of new speculative development at any one time. We want to grow our Company but we also want to effectively manage risk. Some of the balance sheet actions I address shortly have put us in a position to accommodate this limit. We view our development capacity as a revolver, such that if we lease up a project, we effectively reduce the risk associated with that asset, freeing up the related capital for additional developments.

We will soon be adding to our roster of developments on a site we acquired near our First Inland Logistics Center in Moreno Valley in Southern California for $6.3 million in the first quarter of 2013. This parcel can accommodate a distribution center of approximately 550,000 square feet with total estimated investment of $32 to $34 million. We expect to begin work on this project this year. We also recently acquired a site in the high-occupancy North submarket of Houston that can accommodate approximately 350,000 square feet. We expect to start construction on the Houston development in 2014.

Including these newly acquired parcels, our land bank totals more than 570 useable acres that can accommodate in excess of 7.4 million square feet of additional development. While some sites may be suitable for speculative development, we are also pursuing built-to-suit projects and will selectively consider purchase offers as well. Ultimately, as with all of our properties, our job is to maximize the value of these assets.

Asset Management Progress — Addition by Subtraction

Last year, I discussed our portfolio enhancement efforts which we like to describe as “addition by subtraction.” We remain keenly focused on the sale of assets that do not fit our long-term portfolio objectives, continuing the process that we began in late 2010.

In 2012, we sold $85.6 million of properties, comprised of 4.2 million square feet and a land parcel, meeting our volume target and significantly enhancing our portfolio. Sales for the year exceeded our written-down book value by 29%.

We continue to target certain buildings for sale to users, while others require further lease-up to achieve better pricing as we market them to investors. Our sales approach is multi-faceted and we will continue to employ what we believe is the best strategy for a given asset, not simply one that will sell it the fastest. Consistent with our overall approach, we want to maximize value for our shareholders in our sales process, so we will continue to be disciplined.

Our largest sale during the year was our Columbus portfolio. While not a “home run” in terms of pricing, we were pleased with our execution given our view of the fundamentals in that market and the profile of the assets.

For 2013, we are again targeting $75 million to $100 million of sales as we continue our “addition by subtraction” strategy. As we have noted before, asset management is an ongoing process and we will keep shaping our portfolio through additional sales in the coming years.

Balance Sheet Foundation

Underlying all of our activities is our balance sheet, and we have done a good job as a team of further strengthening this foundation of our business. Our focus has been on delevering, reducing capital costs, ensuring we have capital for growth, and maintaining our flexibility.

Our key capital market actions during the year demonstrated this focus. Through our April tender offer, we repurchased $87 million of primarily longer-dated senior notes with high coupon rates, and we opportunistically repurchased $19 million of bonds in the open market during the year. We completed a $117 million common equity offering in August that pre-funded our development projects, on top of $18 million we raised in the first quarter via our ATM to fund our Central Pennsylvania acquisition. We also closed on $100.6 million of secured financing on a 10-year basis at a very attractive rate of 4.03% that provided capital to paydown other higher rate mortgages.

Our redemption of $50 million of our 7.25% Series J Preferred Stock during the fourth quarter efficiently redeployed some of our excess sales proceeds and is another example of our efforts to reduce capital costs. Overall, our 2012 capital actions resulted in a reduction in net debt of $139 million and lower leverage ratios, while providing capital to fund our investments.

During the first quarter of 2013, we followed up on these actions by announcing the redemption of the remaining $100 million of the 7.25% Series J Preferred Stock which was funded by a $132 million common equity raise. The additional $32 million of proceeds initially reduced our balance on our line of credit and will ultimately be deployed in new investments. In 2013, we will reduce our capital costs by retiring a total of $72 million of mortgage debt with an average coupon of 7% and we have similar opportunities in 2014 through 2016 to retire approximately $150 million of mortgage debt with an average coupon of 6.7%.

We are making strides on our overall path to becoming an investment grade rated company once again. Achieving investment grade will enhance our financial flexibility by providing us with more efficient and cost-effective access to the unsecured debt markets. Improving our fixed charge coverage ratio is an important step on our path to investment grade. The retirement of the 7.25% Series J Preferred Stock and the refinancing of higher-cost mortgages will accelerate this improvement. Driving incremental cash flow from our existing portfolio and executing on our new developments are also critical steps on that path.

We endeavor to be judicious with our issuance of equity, in terms of amounts, timing and uses. As a fellow shareholder along with my colleagues on the FR team, we hold equity very dear. We know that effective capital sourcing, along with effective capital allocation, is critical as we seek to create shareholder value from our growth initiatives.

Working for Shareholders

As a team, we embrace our job of delivering value for and being responsive to shareholders. Two ways we are doing so is our return to paying a dividend to common stockholders and partnership unitholders as well as through the governance initiatives we are putting forth for shareholder approval in our proxy statement.

We were pleased to re-join the club of dividend-paying REITs, as announced on our fourth quarter 2012 earnings call. The Board declared a common dividend of $0.085 per share for the first quarter of 2013. The Board decided that an initial payout ratio of 50% to 60% of adjusted funds from operations was appropriate. At this level, we established a base from which we hope to grow the dividend that also enables us to retain capital for cash needs, including principal amortization payments on mortgage debt, as well as new investments.

In the proxy statement, we are asking shareholders to approve certain amendments to our charter. There are several changes that we ask that you review before voting, but the driving force behind these changes is our proposal to eliminate our classified board of directors, which provides for each director to stand for election once every three years. With shareholder approval of the charter amendments, we will move to annual elections for all board members. The Board has determined that given our stabilized operations, strengthened balance sheet and growth trajectory, the time is right to make this change.

With Gratitude

On behalf of the Company and my fellow Board members, I would like to thank Kevin Lynch, who resigned from the Board earlier this year, for his many years of service to First Industrial. His insights, assistance and support greatly benefited the management team and shareholders, and we wish him the best.

I would also like to again thank the entire First Industrial team, as each and every one of them is an integral part of where we are today and where we are going tomorrow.

In Closing

As our team knows, 2013 is about more of the same, with an emphasis on more — more leasing, investments, targeted asset sales, and taking care of our customers. By doing so, we can deliver more value to our shareholders as we improve cash flow, enhance our portfolio, further demonstrate the power of our platform, and narrow the gap in valuation that the market ascribes to us compared to our direct industry peers.

We thank you for entrusting us with your capital. We are focused on continuing to earn that trust by meeting our goals.

Sincerely,

Bruce W. Duncan

President and Chief Executive Officer

April 11, 2013